Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167410, 333-101548 and 333-56093) and Form S-3 (No. 333-176307) of DENTSPLY International Inc. of our audit report dated August 11, 2011, with respect to the consolidated statements of financial position of Astra Tech AB and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2010, which report appears in the Form 8-K/A of DENTSPLY International Inc., dated August 17, 2011.

Gothenburg, Sweden, August 17, 2011
KPMG AB
/s/ Björn Flink
Björn Flink
Authorized Public Accountant